Exhibit 99.2

                       SUMMARY OF EXECUTIVE SEVERANCE PLAN


     In furtherance of the stated goals of attracting and retaining executive officers and other key employees who contribute to the Company's long-term success, the Company has an Executive Severance Plan (the "Retention Plan"). The purpose of the Retention Plan is to encourage eligible executives to continue as the Company's employees in the event of a change of control, including of a division in which the executive principally works. The Retention Plan also provides for severance benefits to those employees if their employment with Gene Logic is terminated, under certain circumstances, shortly before or after the change of control.

     The Retention Plan generally provides the following benefits upon a change in control:

     o    immediate vesting of any unvested stock options;

     o in the event of involuntary termination without cause or constructive termination within 13 months following or three months preceding the change of control,

          o payment of 12 months salary and the maximum bonus for which such employee is eligible upon achievement of 100% of target,

          o    payment of outplacement services, and

          o continued payment of group health care costs for up to 12 months for the employee and dependents enrolled in the health plan at termination; and

     o in the event of death or disability within 13 months following the change of control,

          o payment of six months salary and the maximum bonus for which such employee is eligible upon achievement of 100% of target, and

          o continued payment of group health care costs for up to six months for the employee and dependents enrolled in the health plan at termination.